               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        January 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





                                                Table I -- Non-Derivative Securities Acquired,
                                                      Disposed of, or Beneficially Owned


                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
 Class A        01/08/99     S                        769     D           $35.00                     I             By Joseph J.
 Common Stock                                                                                                      Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/11/99     S                      1,154     D           35.13                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/12/99     S                      1,923     D           36.00                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/13/99     S                      1,923     D           35.00                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/14/99     S                      1,539     D           36.50                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/14/99     S                        384     D           36.75                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/15/99     S                        193     D           37.00                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                      1,731     D           38.88                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/19/99     S                        769     D           38.00                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        385     D           38.25                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        384     D           38.00                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        385     D           38.13                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/20/99     S                      1,923     D           38.50                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/20/99     S                        538     D           39.00                      I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/25/99     S                        769     D           39.00    55,000 (1)        I             By Joseph J.
                                                                                                                   Keon III 1998
                                                                                                                   CRUT dated
                                                                                                                   October 27, 1998

                01/08/99     S                        769     D           35.00                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/11/99     S                      1,154     D           35.13                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/12/99     S                      1,923     D           36.00                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/13/99     S                      1,923     D           35.00                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/14/99     S                      1,539     D           36.50                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/14/99     S                        384     D           36.75                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/15/99     S                        193     D           37.00                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                      1,731     D           37.88                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        769     D           38.00                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/19/99     S                        385     D           38.25                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        385     D           38.00                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        384     D           38.13                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/20/99     S                      1,923     D           38.50                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/20/99     S                        538     D           39.00                      I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/25/99     S                        769     D           39.00    70,000 (2)        I             By Margaret
                                                                                                                   Lynley Keon 1998
                                                                                                                   NIM-CRUT dated
                                                                                                                   October 27, 1998

                01/08/99     S                        769     D           35.00                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/11/99     S                      1,154     D           35.13                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/12/99     S                      1,923     D           36.00                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/13/99     S                      1,923     D           35.00                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/14/99     S                      1,539     D           36.50                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/14/99     S                        385     D           36.75                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/15/99     S                        192     D           37.00                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/19/99     S                      1,730     D           37.88                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/19/99     S                        770     D           38.00                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/19/99     S                        385     D           38.25                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/19/99     S                        384     D           38.00                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/19/99     S                        385     D           38.13                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/20/99     S                      1,923     D           38.50                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/20/99     S                        538     D           39.00                      I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/25/99     S                      769       D           39.00    70,000 (3)        I             By Susan K.
                                                                                                                   DeWyngaert 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/08/99     S                        770     D           35.00                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/11/99     S                      1,153     D           35.13                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/12/99     S                      1,923     D           36.00                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/13/99     S                      1,923     D           35.00                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/14/99     S                      1,538     D           36.50                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/14/99     S                        385     D           36.75                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/15/99     S                        192     D           37.00                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/19/99     S                      1,731     D           37.88                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/19/99     S                        769     D           38.00                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/19/99     S                        384     D           38.25                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/19/99     S                        385     D           38.00                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/19/99     S                        385       D           38.13                      I           By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/20/99     S                      1,924     D           38.50                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/20/99     S                        539       D         39.00                      I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/25/99     S                        769     D           39.00    70,000 (4)        I             By Pamela K.
                                                                                                                   Vitale 1998
                                                                                                                   Spouse CRUT
                                                                                                                   dated October
                                                                                                                   27, 1998

                01/08/99     S                        769     D           35.00                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/11/99     S                      1,154     D           35.13                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/12/99     S                      1,923     D           36.00                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/13/99     S                      1,924     D           35.00                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/14/99     S                      1,539     D           36.50                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/14/99     S                        384     D           36.75                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/15/99     S                        192     D           37.00                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                      1,731     D           37.88                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        769     D           38.00                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                01/19/99     S                        385     D           38.25                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        385     D           38.00                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/19/99     S                        384     D           38.13                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/20/99     S                      1,923     D           38.50                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/20/99     S                        538     D           39.00                      I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                01/25/99     S                        769     D           39.00    170,000 (5)       I             By Liese A. Keon
                                                                                                                   1998 CRUT dated
                                                                                                                   October 27, 1998

                                                                                   75,037            I             By Margaret L.
                                                                                                                   Keon 1990
                                                                                                                   Personal Income
                                                                                                                   Trust for the
                                                                                                                   Benefit of Susan
                                                                                                                   Tamara Keon
                                                                                                                   DeWyngaert dated
                                                                                                                   April 20, 1990

                                                                                   75,037            I             By Margaret L.
                                                                                                                   Keon 1990
                                                                                                                   Personal Income
                                                                                                                   Trust for the
                                                                                                                   Benefit of
                                                                                                                   Joseph John Keon
                                                                                                                   III dated April
                                                                                                                   20, 1990






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                                                                                   75,037            I             By Margaret L.
                                                                                                                   Keon 1990
                                                                                                                   Personal Income
                                                                                                                   Trust for the
                                                                                                                   Benefit of
                                                                                                                   Katherine
                                                                                                                   Stoddert Keon
                                                                                                                   dated April 20,
                                                                                                                   1990

                                                                                   75,037            I             By Margaret L.
                                                                                                                   Keon 1990
                                                                                                                   Personal Income
                                                                                                                   Trust for the
                                                                                                                   Benefit of Lisa
                                                                                                                   Anne Keon dated
                                                                                                                   April 20, 1990

                                                                                   75,037            I             By Margaret L.
                                                                                                                   Keon 1990
                                                                                                                   Personal Income
                                                                                                                   Trust for the
                                                                                                                   Benefit of
                                                                                                                   Margaret Lynley
                                                                                                                   Keon dated
                                                                                                                   April 20, 1990

                                                                                   75,037            I             By Margaret L.
                                                                                                                   Keon 1990
                                                                                                                   Personal Income
                                                                                                                   Trust for the
                                                                                                                   Benefit of
                                                                                                                   Pamela Keon
                                                                                                                   Vitale dated
                                                                                                                   April 20, 1990

                                                                                   506,461           I             By Margaret
                                                                                                                   Lumpkin Keon
                                                                                                                   Trust dated May
                                                                                                                   13, 1978






                                                                                     5. Amount of
                                                                                      Securities
                                                                                     Beneficially     6.  Owner-
                 2. Trans-                                                           Owned at End     ship Form:     7.  Nature of
                   action                                                              of Month       Direct (D)       Indirect
  1.  Title of      Date                             4.  Securities Acquired (A)                        or In-        Beneficial
    Security      (Month /    3. Transaction Code        or Disposed of (D)         (Instr. 3 and     direct (I)       Ownership
   (Instr. 3)    Day/Year)        (Instr. 8)             (Instr. 3, 4 and 5)              4)          (Instr. 4)      (Instr. 4)
   -----------   ----------   ------------------    ----------------------------    --------------    ----------      -------------

                               Code         V        Amount   (A)or(D)     Price
                                                                                   16,057 (6)        I             By Joseph J.
                                                                                                                   Keon III
                                                                                                                   Holdback Trust
                                                                                                                   under the
                                                                                                                   Margaret L. Keon
                                                                                                                   1993 Grantor
                                                                                                                   Retained Annuity
                                                                                                                   Trust

                                                                                   16,057 (6)        I             By Katherine S.
                                                                                                                   Keon Holdback
                                                                                                                   Trust under the
                                                                                                                   Margaret L. Keon
                                                                                                                   1993 Grantor
                                                                                                                   Retained Annuity
                                                                                                                   Trust

                                                                                   16,058 (7)        D

                                                                                   16,058 (8)        D

                                                                                   16,058 (9)        D

                                                                                   16,058 (10)       D
/TABLE





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                      9.
                                                                                                   Number of     10.
                                              5.                                                     Deri-    Ownership
              2.                           Number of                                                vative     Form of
            Conver-                       Derivative         6.                                   Securities   Deriva-
     1.     sion or     3.                Securities        Date             7.            8.       Benefi-     tive        11.
   Title   Exercise   Trans-      4.     Acquired (A)     Exercis-          Title         Price     cially    Security:   Nature
  of Deri- Price of   action    Trans-    or Disposed     able and      and Amount of   of Deri-     Owned   Direct (D) of Indirect
   vative   Deriva-    Date     action      of (D)       Expiration      Underlying      vative    at End of   or In-   Beneficial
  Security   tive    (Month/     Code     (Instr. 3,    Date (Month/     Securities     Security     Month   direct (I)  Ownership
 (Instr. 3)Security Day/Year) (Instr. 8)   4 and 5)      Day/Year)    (Instr. 3 and 4) (Instr. 5) (Instr. 4) (Instr. 4) (Instr. 4)
 ------------------ --------- ---------- ------------   ------------  ---------------- ---------- ---------- ---------- ----------


                               Code    V    (A) (D)    Date  Expir-    Title  Amount or
                                                       Exer- ation            Number of
                                                       cis-  Date             Shares
                                                       able



     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and not by any of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III. These shares are not subject to Mr. Keon's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon. These shares are not subject to Ms. Keon's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan K. DeWyngaert. These shares are not subject to Ms. DeWyngaert's agreement with the other members of the 13(d) group referred to in
             Item 6 of the cover page of this Form 4.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale. These shares are not subject to Ms. Vitale's agreement





             with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese A. Keon. These shares are not subject to Ms. Keon's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (6) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III and Pamela K. Vitale.

        (7) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale.

        (8)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese A.
   Keon.

        (9) Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan T. DeWyngaert.

        (10) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon.



   SIGNATURE OF REPORTING PERSON(S):



   Margaret L. Keon*
   By:  Steven L. Grissom
        Attorney in Fact




   *See Exhibit 1-C





                              JOINT FILER INFORMATION

   Name: Joseph J. Keon III

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January 1999



   Signature:  Joseph J. Keon III*
               By: Steven L. Grissom
                  Attorney in Fact

                              JOINT FILER INFORMATION

   Name: Pamela K. Vitale (formerly Pamela Ryan Keon)

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January 1999



   Signature:  Pamela K. Vitale**
               By: Steven L. Grissom
                  Attorney in Fact


   *See Exhibit 1-A
   **See Exhibit 1-D

                              JOINT FILER INFORMATION

   Name: Liese A. Keon

   Address:  2868 South Lakeridge Trail, Boulder, Colorado 80302

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January 1999



   Signature:  Liese A. Keon*
               By: Steven L. Grissom
                  Attorney in Fact


                              JOINT FILER INFORMATION

   Name: Susan T. DeWyngaert

   Address: 335 South 7th Street, Philadelphia, Pennsylvania 19106

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January 1999



   Signature: Susan T. DeWyngaert**
               By: Steven L. Grissom
                  Attorney in Fact

                              JOINT FILER INFORMATION


   Name:  Margaret Lynley Keon

   Address: 56 Bourne Street, London, England SW1W8JD

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January 1999



   Signature: Margaret Lynley Keon***
               By: Steven L. Grissom
                  Attorney in Fact


   DATED: February 8, 1999




   *  See Exhibit 1-B
   ** See Exhibit 1-E
   ***See Exhibit 1-F





                                                                     Exhibit 1-A

                                 POWER OF ATTORNEY
                                 ------------------

             Power of Attorney made this 9th day of December, 1998:

             I, JOSEPH J. KEON III, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.





             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/Joseph J. Keon III
                                      -----------------------------------------
                                      Principal

   Specimen signature of my attorney:

   ---------------------------------- -----------------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------------

   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that JOSEPH J. KEON III, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed that instrument as his free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Wayne Lang
                                      -----------------------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606





                                                                     Exhibit 1-B

                                 POWER OF ATTORNEY
                                 -----------------

             Power of Attorney made this 3rd day of December,1998:

             I, LIESE A. KEON of 2868 South Lakeridge Trail, Boulder, Colorado 80302, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.





             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Liese A. Keon
                                      -----------------------------------------
                                      Principal

   Specimen signature of my attorney:

   ---------------------------------- ------------------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------------

   STATE OF COLORADO        )
                            ) ss
   COUNTY OF BOULDER        )


             I, a Notary Public, in and for said County and State, hereby certify that LIESE A. KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 3rd day of December, 1998.

                                      /s/ Tracey L. James
                                      -----------------------------------------
                                      Notary Public, State of Colorado
                                      My commission expires 06/09/2001
   This document was prepared by:
   Debra L. Stetter
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606





                                                                     Exhibit 1-C

                                 POWER OF ATTORNEY

             Power of Attorney made this 9th day of December, 1998:

             I, MARGARET L. KEON, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.





             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Margaret L. Keon
                                      ----------------------------------------
                                      Principal

   Specimen signature of my attorney:

   ---------------------------------  -----------------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------------

   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that MARGARET L. KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Wayne Lang
                                      ------------------------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606





                                                                     Exhibit 1-D

                                 POWER OF ATTORNEY
                                 -----------------

             Power of Attorney made this 3rd day of December, 1998:

             I, PAMELA RYAN KEON, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.





             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Pamela Ryan Keon
                                      -----------------------------------------
                                      Principal

   Specimen signature of my attorney:
   ---------------------------------- ----------------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------------

   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that PAMELA RYAN KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December,
   1998.
                                      /s/ Wayne Lang
                                      -----------------------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606





                                                                     Exhibit 1-E
                                 POWER OF ATTORNEY
                                 -----------------


             Power of Attorney made this 31st day of December, 1998:

             I, Susan T. Keon DeWyngaert, of 335 South 7th Street, Philadelphia, PA 19106, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.





             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.
                                      /s/ Susan T. Keon DeWyngaert
                                      -----------------------------------------
                                      Principal
   Specimen signature of my attorney:

   /s/ Steven L. Grissom
   ---------------------------------- -----------------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------------

   STATE OF NEW JERSEY )
                       ) ss
   COUNTY OF MONMOUTH  )

             I, a Notary Public, in and for said County and State, hereby certify that Susan DeWyngaert, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed that instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 31st day of December, 1998.
                                       /s/ Walter T. MacGowan, Jr.
                                      ----------------------------------------
                                      Notary Public
                                      Walter T. MacGowan, Jr.
                                      Notary Public of New Jersey
                                      My Commission Expires June 28, 1999

   This document was prepared by:

   Debra L. Stetter
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606






                                 POWER OF ATTORNEY
                                 -----------------

             Power of Attorney made this 28th day of January, 1999:

             I, MARGARET LYNLEY KEON, of 56 Bourne Street, London, England SW1W8JD, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.






             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/Margaret Lynley Keon
                                      -----------------------------------------
                                      Principal
   Specimen signature of my attorney:

   ---------------------------------- -----------------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------------
   STATE OF ILLINOIS   )
                       ) ss
   COUNTY OF COOK      )

             I, a Notary Public, in and for said County and State, hereby certify that MARGARET LYNLEY KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 28th day of January, 1999.

                                      /s/ Janet L. Hodapp
                                      -----------------------------------------
                                      Notary Public
                                      Janet L. Hodapp
   This document was prepared by:     Notary Public - Illinois
   Debra L. Stetter                   My Commission Expires 04/20/02
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606






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